[LOGO]                                                                  [LOGO]
[UNUM]                                                               [PROVIDENT]

CONTACTS:  FOR UNUM                                        FOR PROVIDENT
           Media:               George Sard/David Reno     Media & Analysts:
           Catharine Hartnett   Sard Verbinnen & Co.       Thomas A. H. White
           (207) 770-4356       (212) 687-8080             (423) 755-8996
           Analysts:
           Kent W. Mohnkern
           (207) 770-4392



              UNUM AND PROVIDENT ANNOUNCE STRATEGIC MERGER CREATING
                      GLOBAL LEADER IN DISABILITY INSURANCE
              -----------------------------------------------------

      PORTLAND, ME and CHATTANOOGA, TN, November 23, 1998 - UNUM Corporation (NYSE: UNM) and Provident Companies, Inc. (NYSE: PVT) today jointly announced a strategic merger that will create UNUMProvident, the global leader in disability insurance and complementary special risk products and services.

      Under the terms of a definitive merger agreement approved by the Boards of both companies, Provident shareholders will receive 0.73 shares of UNUMProvident in exchange for each Provident common share and UNUM shareholders will receive one share of UNUMProvident in exchange for each UNUM common share. The transaction will be accounted for as a pooling of interests and is expected to be tax-free to shareholders of both companies.

      Combined, UNUM and Provident have pro forma revenues of more than $8.4 billion for the twelve months ended September 30, 1998, a current market capitalization of over $11 billion, 1997 earned premiums of $6 billion and a significant presence in group and individual disability insurance, group life insurance and voluntary benefits. Total combined assets exceed $38 billion as of September 30, 1998. The companies expect the transaction to be accretive to earnings per share in 1999. UNUMProvident anticipates achieving annual cost savings of approximately $120-130 million.

      James F. Orr III, 55, UNUM's chairman and chief executive officer, said, "This unique strategic merger is the perfect fit of highly complementary, healthy and growing businesses. The combination gives us enhanced financial strength, expanded national and international distribution and comprehensive product offerings to provide superior value and integrated


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solutions to a broad range of customers. UNUM's leadership in group disability and voluntary products combined with Provident's leadership in individual products creates the clear leader in the still highly under-penetrated disability market. It is our intention to take the absolute best of both companies - cultures and employees, products and systems - and build an organization that is capable of achieving far more together than either of us could have on our own."

      J. Harold Chandler, 49, Provident's chairman, president and chief executive officer, said, "The merger with UNUM is the next logical step for Provident and I couldn't be more proud of the result for our shareholders and our many dedicated employees. Very importantly, our customers will benefit as we accelerate the implementation of our plan to provide the marketplace with more comprehensive disability insurance solutions featuring industry-leading return-to-work programs. Together, UNUMProvident will have outstanding new growth opportunities. We have already made substantial progress in defining the new business model for the merged company and we intend to focus on realizing the full potential of this unique combination for our shareholders, customers and employees."

      Upon the merger of the companies, Orr will serve as chairman and chief executive officer of UNUMProvident and Chandler will serve as president and chief operating officer. On July 1, 2001, Chandler will succeed Orr as chief executive officer of UNUMProvident, and Orr will remain UNUMProvident's chairman.

      The UNUMProvident Board of Directors will be made up of eight current members of the UNUM Board and seven current members of the Provident Board. The only inside directors will be Orr and Chandler. The Executive Committee of the Board will be comprised of Orr, Chandler, two current UNUM directors and two current Provident directors.

      Four other executives will comprise the senior UNUMProvident management team along with Orr and Chandler. Thomas R. Watjen, currently vice chairman and chief financial officer of Provident, will serve as executive vice president of finance, with responsibility for financial operations, investments and portfolio strategy, and corporate development. Elaine D. Rosen, currently president, UNUM Life Insurance Company of America, the largest subsidiary of UNUM Corp., will serve as executive vice president in charge of North American products, underwriting, claims management, and customer service. Robert W. Crispin, currently executive vice president of UNUM, will serve as executive vice president in charge of North American distribution, Canadian operations, and Colonial Life and Accident Insurance Company, a UNUM subsidiary. F. Dean Copeland, currently executive vice president and general counsel of Provident, will serve as executive vice president of legal and administrative affairs.


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      A transition and integration team responsible for overseeing the combination of the two companies will be comprised of these six UNUMProvident senior executives. The team will be chaired by Orr and coordinated by Watjen.

      In addition, UNUM's chief financial officer, Robert E. Broatch, will serve as chief financial officer of the combined company, reporting to Watjen.

      Significant corporate operations of UNUMProvident will remain in both Portland, Maine and Chattanooga, Tennessee. UNUMProvident plans to maintain substantial operations in Columbia, South Carolina; Worcester, Massachusetts; Toronto/Burlington, Canada; and in other North American cities and international locations.

      The transaction is expected to be completed by mid-1999 and is subject to clearance or approval by certain federal and state regulators, approval by shareholders of both companies, and customary closing conditions. Members of the Maclellan family representing approximately 26% of Provident's common stock have agreed to vote in favor of the merger. Zurich Centre Group and its affiliates, who hold approximately 14% of Provident's common stock, have also advised the companies that they intend to vote in favor of the merger.

      As a result of the merger, approximately 58% of UNUMProvident will be owned by current UNUM shareholders and 42% of UNUMProvident by current Provident shareholders.

      Effective immediately, both UNUM and Provident have rescinded their existing share repurchase programs. The merger agreement provides for the payment of termination fees under certain circumstances and UNUM and Provident have also entered into customary "cross" stock option agreements.

      Based in Chattanooga, Provident, through its subsidiaries, is a leading provider of disability insurance and related products for individual and corporate customers. Provident has significant operations throughout the U.S. and Canada.

      Based in Portland, UNUM, through its businesses, is the world leader in group disability insurance and ranks among the world's leading special risk insurers. UNUM's companies are leading providers of disability insurance in North America and the United Kingdom, as well as providers of other employee benefits, including group life insurance, long term care insurance and payroll-deducted voluntary benefits offered to employees at their worksites. UNUM has operations in the United States, Canada, the U.K., the Pacific Rim, Europe, Latin America and Bermuda.

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